Exhibit 99.1

NEWS RELEASE Company contacts:
Keith Kitchen, CFO
kkitchen@intellisync.com
408-321-7650
Patricia Menchaca
Director of Investor Relations
408-321-3843
pmenchaca@intellisync.com

Intellisync Corporation Appoints Two Wireless Executives to the

Board of Directors

New Additions Underscore Company’s Focus on the Global Mobile Carrier Market

SAN JOSE, CA (05/24/05) – Intellisync Corporation (NASDAQ: SYNC), a leader in wireless email and mobile software, today announced the appointment of two new directors to the Company’s board. The two new directors, Keith Cornell and Terrence Valeski, both have extensive general management and wireless experience.

Keith Cornell is a European mobile industry veteran who brings over twenty-three years experience in strategy, business development and operations to Intellisync. He formerly was on the management board of O2 with responsibility for operations in Germany, Ireland, Isle of Man, and The Netherlands. He has served in senior management roles at FirstMark Communications, Vodafone, Airtouch International and Marakon Associates. He currently serves on the board of End2End Mobile, Oplayo, and Digital Rum as well as a number of wireless advisory boards. He has an engineering degree from Harvey Mudd College and an MBA from Carnegie Mellon University.

Terrence Valeski brings over thirty-five years experience to Intellisync in general management and building mobile communications companies. Mr. Valeski was most recently the chief executive officer and managing director of Eurotel Praha, the largest provider of wireless voice and data services in the Czech Republic. He has served in a variety of executive positions in the telecommunications industry, including chief marketing officer and chief operating officer roles within British Telecom and president and general manager for Pacific Bell Mobile Services. He is on the board of several technology companies. He received a bachelor’s degree from the University of Arizona.

Mr. Cornell and Mr. Valeski join current Intellisync board members: Richard Arnold, Michael Clair, Michael Praisner, Kirsten Berg-Painter, Said Mohammadioun and Woodson “Woody” Hobbs.

“We are delighted that we have attracted top executives from the wireless industry to serve on the Intellisync board,” said Woodson “Woody” Hobbs, chief executive officer, Intellisync Corporation. “Keith and Terry are both highly respected executives who bring additional wireless industry expertise to our already accomplished board. The Company has recently completed an aggressive transitional phase, and is now strongly positioned as a wireless software company serving the enterprise and carrier markets. As we continue to grow the Company, we look forward Keith and Terry’s guidance as we endeavor to establish Intellisync as the leading provider of wireless email and mobile software.”

Michael Praisner, who has served on the Intellisync board for the past five years, has elected to resign from the board effective July 1, 2005. Mr. Praiser, an executive with deep financial and restructuring experience, was a driving force behind Intellisync’s repositioning and turnaround over the last few years. “Michael was instrumental in driving the Company’s strategic direction and providing strong corporate governance in a period of transition and transformation,” said Michael Clair, chairman of the Intellisync board of directors. “Michael’s dedication and care as a board member will be missed. In addition to attracting a strong management team and advising the Company through several mergers, Michael served as a visionary voice on the board.”

Richard Arnold will serve as Chairman of the Audit Committee, replacing Michael Praisner. Richard Arnold is the former CFO of Charles Schwab & Company and has served on the Intellisync board since May 2004. Until July 1, the Audit Committee’s members will remain Richard Arnold, Michael Clair, and Michael Praisner.

ABOUT INTELLISYNC CORPORATION

Intellisync Corporation (NASDAQ: SYNC) is a leading provider of wireless email and mobile software to large enterprises, mobile operators, software providers and device manufacturers. Intellisync has won the mobility industry’s top awards by providing seamless synchronization, secure wireless email, device control and mobility management software that connects nearly every device, data source and application available. The world’s largest corporations have selected Intellisync as their mobility solution standard, including America Online, Crédit Agricole, Domino’s Pizza, Guidant, IBM, Microsoft, NTT DoCoMo, Oracle ¦ PeopleSoft, Pfizer, Sprint, Target, T-Mobile, Union Pacific, Verizon Wireless and Yahoo!. For more information, please visit www.intellisync.com.

LEGAL DISCLOSURE

The forward-looking statements above in this news release, including but not limited to statements related to the Company’s ability to become a leading provider of wireless email and mobile software, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include uncertainties related to the effect of continued weakness of general economic factors on the overall demand for our products and services, the successful evolution from a wired to a wireless business model, the integration of Intellisync’s products with carrier and enterprise solutions, the Company’s ability to implement products and marketing strategies, the ability of customers to sell products that include the Company’s software, economic uncertainty related to terrorism, the conflict in the Middle East, the overall condition of the global economies, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, and market acceptance of Intellisync’s products. Intellisync disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Intellisync and the Intellisync logo are trademarks of Intellisync Corporation that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.